Exhibit 99.10


        Avocent Reports Settlement of Patent Infringement Lawsuit

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--May 16, 2005--Avocent Corporation (NASDAQ:AVCT) announced today that Avocent Redmond Corp., its wholly owned subsidiary, and Raritan Computer Inc. have settled the patent infringement lawsuit brought by Avocent Redmond Corp. against Raritan Computer Inc. Under the terms of the agreement, Avocent licensed certain patents to Raritan, and the parties entered into a worldwide, five-year litigation stand-still agreement that resolves all claims between the parties.
    "We are pleased that we were able to bring this matter to a successful conclusion," stated John R. Cooper, Chairman and Chief Executive Officer of Avocent. "This settlement demonstrates the effectiveness of our intellectual property portfolio. We believe that our patents and intellectual property are valuable assets, and we will continue to vigorously protect our rights in those patents."

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding Avocent's future protection of patent and intellectual property rights and litigation. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with obtaining and protecting intellectual property rights and the uncertainty of litigation. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation, Huntsville
             Samuel F. Saracino, 425-861-5858